Icahn Enterprises, LP

767 5th Avenue

Suite 4700

New York, NY 10153

November 8, 2013

Dear Dan:

This letter will confirm the agreement of you and Icahn Enterprises L.P. with respect to your employment with Icahn Enterprises. Your employment agreement (the “Agreement”) with Icahn Enterprises L.P. dated February 1, 2013 is hereby amended and supplemented as follows (such Agreement, as amended and supplemented hereby, the “Employment Agreement”):

1.                  Notwithstanding the first sentence of Section 2 of the Agreement, your employment under the Employment Agreement will continue until terminated in accordance with the terms of the Employment Agreement.

2.                  Notwithstanding Section 6 of the Agreement, beginning January 1, 2014 your Salary under the Employment Agreement will be at a rate of $100,000 (one-hundred thousand dollars) every two weeks. In addition, you will receive a bonus for 2013 in the amount of $300,000 (three-hundred thousand dollars), payable on or before November 22, 2013.

3.                  Notwithstanding Sections 5 and 7 of the Agreement:

Your employment under the Employment Agreement is terminable without Cause by Icahn Enterprises only upon 90 days prior written notice to you, or as set forth below in this Section 3. In addition, at its option Icahn Enterprises may terminate your employment on less than 90 days notice without Cause by providing written notice of a future date (which future date shall not be more than 90 days following the giving of such notice)on which your employment will end (such future date, the “End Date”), but in such event Icahn Enterprises shall continue to pay your Salary at the rate of $100,000 per two week period from the date of the giving of such notice through the 90th day following the date of the giving of such notice (and in such event you shall, if so requested by Icahn Enterprises, continue to provide the services contemplated in Sections 1 and 3 of the Employment Agreement through the End Date).

Notwithstanding the last sentence of Section 7(d) of the Agreement, you may resign your employment only upon 90 days prior written notice to Icahn Enterprises (any such notice by you to Icahn Enterprises, an “Employee 90 Day Notice”) or in accordance with the Employment Agreement for Good Reason. The 90 day period beginning on the date of your giving of the Employee 90 Day Notice to Icahn Enterprises is referred to as the “90 Day Period”.

You agree that you will not, at any time during your employment with Icahn Enterprises, seek or discuss employment with another employer or potential employer, unless, you have previously given the 90 Day Notice to Icahn Enterprises.

In the event that you give Icahn Enterprises an Employee 90 Day Notice: (x) you shall, unless otherwise requested by Icahn Enterprises, continue to provide the services contemplated in Sections 1 and 3 of the Agreement (the “Service Obligation”) through the last day of the 90 Day Period; and (y) at its option Icahn Enterprises may at any time after your giving of the Employee 90 Day Notice to Icahn Enterprises, terminate your employment by providing written notice to you of any date prior to the last day of the 90 Day Period on which your employment will end. In such event, so long as you comply with the Service Obligation, Icahn Enterprises will be obligated to continue to pay you the Salary at the rate of $100,000 per two week period from the date that you give the Employee 90 Day Notice through (and only through) the 30th day following the date of your giving such Employee 90 Day Notice, or if later, such date as you cease to be employed by Icahn Enterprises (but in any event not later than the last day of the 90 Day Period).

Section 7(c) of the Agreement is hereby deleted.

4.                  Section 10 and 11 of the Agreement are deleted and replaced with the following:

During the period that Employee is employed under this Agreement and for one year thereafter, Employee will not, directly or indirectly, solicit or aid in the solicitation of employees of Employer or any member of the Icahn Group for employment by any other person or entity. During the course of his employment hereunder, Employee shall not compete directly or indirectly with the business or businesses of Employer or of any member of the Icahn Group.

During the Term Employee shall provide services solely as provided in this Agreement and on a full time basis.

Should Employee’s employment hereunder cease due to: (A) his resignation without Employee providing the Employee 90 Day Notice (other than resignation in accordance with the Employment Agreement for Good Reason); or (B) for Cause (it being agreed that failure by Employee to provide services under the Employment Agreement as a result of a disability shall not constitute “Cause”), then Employee shall not, for a period of 180 days following the last day of such employment, engage in any activity, whether as an employee, representative, agent, officer, director, partner, member, holder of more than 5% of the outstanding stock or any combination thereof, on behalf of ANY PERSON OR ENTITY (other than a charitable or non-profit organization that is not a competitor of any member of the Icahn Group from which Employee receives no compensation either during or after such 180 day period), including but not limited to any person or entity included in the Icahn Group or any competitor of any person or entity included in the Icahn Group.

Employee hereby acknowledges that the provisions of Section 9 of the Agreement, and this Section 4, are reasonable and necessary for the protection of Employer and the Icahn Group and the other persons or entities referred to therein, are not unduly burdensome to Employee, and the Employee also acknowledges his obligations under such covenants. Employee further acknowledges that the Employer and the Icahn Group and the other persons or entities referred to therein will be irreparably harmed if such covenants are not specifically enforced. Accordingly, Employee agrees that, in addition to any other relief to which the Employer may be entitled, including claims for damages, each of the persons and entities that are included in the Icahn Group and the other persons and entities referred to therein shall be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purpose of restraining Employee from an actual or threatened breach of such covenants.

5.                  Any capitalized term not defined in this letter shall have the meaning attributed to it in the Agreement. References to “you” or “Employee” refers to Daniel A. Ninivaggi.

Please execute this letter below to evidence our mutual agreement to the matters set forth herein.

Icahn Enterprises LP

By:	Icahn Enterprises G.P.,
Its general partner

By:	/s/ Carl Icahn
Carl Icahn,
Chairman of the Board

Agreed and accepted

/s/ Daniel A. Ninivaggi
Daniel A. Ninivaggi

[Signature page to November 8, 2013 Ninivaggi employment letter]